EXHIBIT 1

                           STOCK REDEMPTION AGREEMENT

         THIS STOCK REDEMPTION AGREEMENT (the "Agreement") is made this 28th day of May, 1997 by and among Research, Incorporated, a Minnesota corporation (the "Company"), Mary Ellen Abramson and Mary Ellen Abramson, as personal representative for the Estate of Andrew E. Abramson (individually, the "Seller" and collectively, the "Selling Shareholders").

                                    RECITALS

         WHEREAS, the Selling Shareholders collectively own 237,519 shares of common stock, $.50 par value, of the Company (the "Shares");

         WHEREAS, the Selling Shareholders are willing to sell the Shares to the Company; and

         WHEREAS, the Company's Board of Directors has unanimously determined that a purchase price of $6.45 per share is fair and that it is in the best interests of the Company that the Company redeem the Shares, and that the offer of the Selling Shareholders should be accepted upon the terms and conditions set forth herein.

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                              REDEMPTION OF SHARES

         1.1. REDEMPTION OF COMMON STOCK. Each Seller hereby sells, conveys, transfers, assigns and delivers to the Company on the date of this Agreement all right, title and interest in the number of Shares set forth opposite each Seller's name on the signature page hereof, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

         1.2. REDEMPTION PRICE. In reliance upon the representations, warranties and covenants of each Seller contained herein and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Shares to the Company, the Company hereby delivers to each Seller an aggregate redemption price set forth opposite each Seller's name on the signature page hereof (the "Redemption Price"). The per share price for the Shares is $6.45. The Redemption Price paid to each Seller shall be paid at the Closing by: (i) Company check payable to each Seller in the amounts set forth on the signature page hereof, receipt of which is hereby acknowledged; and (ii) the remainder, as applicable, by Promissory Note in the form attached hereto as Exhibit A (the "Promissory Note"). The Promissory Note shall be secured by certain assets of the Company as provided in the Security Agreement in the form attached as Exhibit B (the "Security Agreement").

         1.3. CLOSING. The closing of the redemption of the Shares (the "Closing") is taking place simultaneous with the signing of this Agreement at the offices of the Company on May 28, 1997 (the "Closing Date"). At the Closing,
(i) the Selling Shareholders shall convey, assign, transfer and deliver to the Company stock certificates representing the Shares, together with an executed stock power or other form of conveyance or transfer as may be reasonably requested by the Company, including broker instruction letters; and (ii) the Company shall deliver the cash Redemption Price, Promissory Note and Security Agreement as provided in Section 1.2 above.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS

         2.1. OWNERSHIP OF THE SHARES. Each Seller is the record and beneficial owner of the Shares set forth opposite such Selling Shareholder's name on the signature page hereof, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgage purchase rights, security interests, or other limitations or restrictions whatsoever. The Shares represent the Selling Shareholders' entire equity interest in the Company. Seller is not subject to, or a party to, any articles of incorporation or bylaws provisions, shareholder voting or control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which, directly or indirectly, restrict or otherwise limit in any manner the sale of the Shares pursuant to this Agreement.

         2.2 AUTHORITY OF SELLER. Each Seller has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, convey, assign, transfer and deliver to the Company valid, lawful and marketable title to the Shares to be sold, conveyed, assigned, transferred and delivered by such Seller pursuant to this Agreement.

         2.3. TITLE. Upon delivery to the Company of certificates representing all of the Selling Shareholders' Shares, the Company will acquire lawful, valid and marketable title to the Shares, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests or other limitations or restrictions whatsoever.

         2.4. LITIGATION. Neither Seller is presently a party to, or subject to, or bound by, any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision or requirement which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There is no litigation, proceeding or governmental investigation pending or, so far as known to the Selling Shareholders, or threatened against either Seller which would adversely affect the transactions contemplated by this Agreement.

         2.5. ACCESS TO INFORMATION AND OPPORTUNITY TO EVALUATE. Each Seller has been represented by independent legal counsel and has been afforded reasonable access, and the opportunity, to inspect the Company's books, records, documents, financial statements, public filings and other information. Each Seller has been provided with all financial and other information regarding the Company which has been requested and has been afforded the opportunity to discuss the same with the management of the Company, as well as his or her legal counsel, accountants or other representatives prior to the Closing.

         2.6 CONSENTS. No consent is required in connection with the sale by the Selling Shareholders of the Shares.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         3.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         3.2. AUTHORITY OF COMPANY. No provision of the Company's Articles of Incorporation or Bylaws, or of any agreement, instrument or understanding, or any judgment, order, decree, rule or regulation to which the Company is a party or by which it is bound, has been or will be violated by the execution by the Company of this Agreement, or the performance or satisfaction of any agreement, term or condition herein upon its part to be performed or satisfied.

         3.3. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action by the Company and its Board of Directors. This Agreement will, upon execution and delivery, be the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

         3.4. CONSENTS. Any material consent required by the Company in connection with the transactions provided for or contemplated by this Agreement has been obtained by the Company.

                                   ARTICLE IV
                                 INDEMNIFICATION

         4.1. INDEMNIFICATION. The Selling Shareholders shall jointly and severally indemnify, defend and hold harmless the Company from and against any and all loss, liability, damage or expense (including interest paid to third parties, penalties, accountants' expense and attorneys' fees) due to a breach of any of the representations and warranties of the Selling Shareholders contained in Sections 2.1, 2.2 or 2.3 of this Agreement.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements set forth in this Agreement will survive the date of this Agreement and the consummation of the transactions contemplated hereby.

         5.2. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

         5.3. ENTIRE AGREEMENT. This Agreement, including the other documents or instruments referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to the subject matter. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

         5.4. SEVERABILITY OF INVALID PROVISION. If any one or more covenants or agreements provided in this Agreement should be determined to be contrary to law by a court of competent jurisdiction, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of other provisions of this Agreement.

         5.5. SUCCESSORS AND ASSIGNS. Subject to the transfer restrictions contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

         5.6. SECTION HEADINGS. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         5.7. GENERAL RELEASE. Each Seller does, for and on behalf of himself or herself and his or her heirs, administrators, executors, agents, successors and assigns, agree to and hereby does release and forever discharge the Company, its directors, officers, shareholders, employees, agents, successors and assigns, and each and all thereof, of and from any and all obligations and claims which have arisen or might arise out of facts or actions existing or taken on or prior to the date hereof, except for claims which may be made against the Company under this Agreement or the Promissory Note for its failure to fulfill its obligations hereunder or thereunder, and any indemnification rights, if any, which are available to Sellers under the Minnesota Business Corporation Act or the Company's Articles or Bylaws.

         5.8. TERMINATION OF OTHER AGREEMENTS. The Company and the Selling Shareholders agree that the rights of the Selling Shareholders with respect to the Shares being redeemed under this Agreement shall be governed solely under the terms of this Agreement, which shall supersede any other agreement, bylaw provision or buy-sell agreement with respect to the Shares. The Selling Shareholders waive any and all rights they may have under such provisions and agreements, if any, with respect to the Shares; provided the Selling Shareholders do not waive any claims which are not released under Section 5.7 above.

         5.9. SPECIFIC PERFORMANCE. In addition to other relief provided by law, the parties hereby acknowledge and agree that damages may not be an appropriate remedy and that the Company may enforce the covenants and the terms of this Agreement and that damages, specific performance and an injunction shall all be proper modes of relief and are not considered as alternative remedies.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                                    RESEARCH, INCORPORATED


                                    By:  /s/ Claude C. Johnson
                                    Its: President



                                         /s/ Mary Ellen Abramson
                                         MARY ELLEN ABRAMSON


                                    THE ESTATE OF ANDREW E. ABRAMSON

                                    By:  /s/ Mary Ellen Abramson
                                         Mary Ellen Abramson
                                    Its: Personal Representative


                                  NUMBER OF
         SELLER                   SHARES SOLD   REDEMPTION PRICE   CASH PORTION
         ------                   -----------   ----------------   ------------
MARY ELLEN ABRAMSON                 124,189        $801,019.05     $  35,019.05

THE ESTATE OF ANDREW E. ABRAMSON    113,330        $730,978.50     $ 730,978.50